JOINT FILER INFORMATION


NAME: Peloton Partners LLP

ADDRESS:  17 Broadwick Street
          London, United Kingdom W1F ODJ

DESIGNATED FILER: Geoffrey Grant

ISSUER: Cadiz, Inc.

DATE OF EVENT REQUIRING STATEMENT: January 19, 2007

SIGNATURE:

PELOTON PARTNERS LLP


/s/ Geoffrey Grant
---------------------------------------
By:  Geoffrey Grant
Title:  Chief Investment Officer